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Form 3

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

1.
Name and Address of Reporting Person

Carter (Last)	Thomas (First)	Norman (Middle)

4607 Park Boulevard, Suite C
(Street)

Carlsbad (City)	California (State)
2.
Date of Event Requiring Statement (Month/Day/Year)

    August 11, 2001

3
IRS or Social Security Number of Reporting Person (Voluntary)

4.
Issuer Name and Ticker or Trading Symbol

    ABCI
    (Common Stock: OTCBB)

5.
Relationship of Reporting Person(s) to Issuer (Check all applicable)

(X) Director	( ) 10% Owner
(X) Officer (give title below)	( ) Other (specify below)

Thomas N. Carter is the Chairman of the Board of Directors.

6.
If Amendment, Date of Original (Month/Day/Year)

7.
Individual or Joint/Group Filing (Check applicable line)

(X)    Form filed by One Reporting Person

(  )    Form filed by More than One Reporting Person

Table I—Non-Derivative Securities Beneficially Owned

1.	Title of Security (Instr. 4)	2.	Amount of Securities Beneficially Owned (Instr. 4)
a.	Common Stock, par value $.001		175,000
b.
c.
d.
e.
f.
3.	Ownership Form: Direct (D) or Indirect (I) (Instr. 5)	4.	Nature of Indirect Beneficial Ownership (Instr. 4)
a.
b.
c.
d.
e.
f.

Table II—Derivative Securities Beneficially Owned
(e.g, puts, calls, warrants, options, convertible securities)

1.	Title of Derivative Securities (Instr. 4)	2.	Date Exercisable and Expiration Date (Month/Day/Year)	3.	Title and Amount of Securities Underlying Derivative Security (Instr. 4)

a.
b.
c.
d.
e.
f.
4.	Conversion or Exercise Price of Derivative Security	5.	Ownership Form of Direct (D) or Indirect (I) (Instr. 5)	6.	Nature of Indirect Beneficial Ownership (Instr. 5)

a.
b.
c.
d.
e.
f.

Explanation of Responses: None.

/s/ THOMAS N. CARTER **Signature of Reporting Person	February 26, 2002 Date
**
Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note.  File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

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UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
Table I—Non-Derivative Securities Beneficially Owned
Table II—Derivative Securities Beneficially Owned (e.g, puts, calls, warrants, options, convertible securities)